UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) July 20, 2006
PYRAMID BREWERIES INC.

(Exact name of registrant as specified in its charter)

Washington	000-27116	91-1258355
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
91 SOUTH ROYAL BROUGHAM WAY
SEATTLE, WA 98134

(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: 206-682-8322
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     As previously reported by Pyramid Breweries Inc. (the “Company”) in its Form 8K filing dated February 17, 2006, and in its Form 10Q filing for the fiscal quarter ended March 31, 2006, the Company’s federal excise tax returns and related operations were subject to an ongoing audit by the Federal Alcohol and Tobacco Tax and Trade Bureau (“TTB”). The TTB audit was completed in the second quarter of 2006 and the TTB’s findings were presented to the Company on June 13, 2006. Among other things, the TTB reviewed the Company’s contract brewing arrangement with Portland Brewing Company (“Portland Brewing”).
     With regard to the Company’s contract brewing relationship with Portland Brewing, the TTB has asserted that the Company, not Portland Brewing, had legal control of the Portland brewery facilities for purposes of the federal excise tax laws. As a result, according to the TTB, the Company has underpaid, and Portland Brewing has overpaid, federal excise taxes on beer produced at the Portland brewery during the period January 1, 2005 through May 31, 2006. The TTB has issued to the Company a notice of proposed assessment asserting that the Company owes a total of approximately $2.1 million in excise taxes and interest for that period. During that same period, Portland Brewing paid approximately $1.0 million in federal excise taxes based in part on the lower tax rate on production of up to 60,000 barrels per year that is available to small brewers. Under the TTB’s interpretation of the Company’s arrangement with Portland Brewing, Portland Brewing was not the legal brewer at the Portland brewery facility and therefore was not obligated to pay federal excise taxes on beer produced at that facility. Under the Company’s agreements with Portland Brewing, the Company is entitled to any refund of excise taxes paid by Portland Brewing, and intends to claim such refunds for excise taxes that were overpaid by Portland Brewing in the event that the Company should not prevail. Consequently, based on the TTB’s proposed assessment, the Company’s maximum net excise tax exposure (including interest) for the period covered by the TTB’s notice of proposed assessment is approximately $1.1 million. The TTB has not asserted that the Company underpaid any excise taxes prior to January 1, 2005 relating to production at the Portland brewery facility.
     Applicable law permits the Company to dispute the TTB’s findings and proposed assessments. The Company established and operated its contract brewing arrangement with Portland Brewing Company with the understanding that the arrangement complies with applicable statutes and regulations and that taxes were paid by the proper parties at the applicable rate. Consequently, the Company disagrees with the TTB’s position on this matter. The Company is in the process of arranging a meeting with representatives of the TTB to offer its arguments in support of the arrangement and to explore a resolution of the proposed assessment. The Company intends to consider all of its options in an effort to reduce or eliminate the amount of the final assessment and, if necessary, arrange payment terms that will not compromise the Company’s liquidity.
     In the meantime, and pending final resolution with the TTB, the Company is now voluntarily paying federal excise taxes on beer produced at the Portland brewery facility as if the Company is the brewer at the facility (i.e., at a higher average rate per barrel). As a result, the Company’s federal excise tax rate will be higher than reported in prior periods, which will potentially impact the Company’s net income in the second quarter and future periods. On an ongoing basis, if such higher federal excise taxes remain in effect, the maximum estimated impact on gross margin will approximate $660,000 per year. The Company is in the process of exploring possible changes to the commercial relationship with Portland Brewing that would satisfy the TTB’s requirements for a valid contract brewing arrangement, in an effort to realize certain intended benefits of that relationship. No assurance can be given that the Company will be able to restructure the relationship with Portland Brewing to satisfy the TTB’s requirements. In addition, the Company is unable at this time to predict the final outcome of the Company’s discussions with the TTB or the ultimate financial outcome.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PYRAMID BREWERIES INC.
July 20, 2006	By:	/s/ Jason Rees
Jason Rees
Vice President of Finance